Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

MOBILE REACH INTERNATIONAL, INC.

WAVES CONSULTING GROUP, INC.

MRI ACQUISITION CORP.

and

THE SOLE SHAREHOLDERS OF WAVES CONSULTING GROUP, INC.

dated as of December 17, 2003

Index Of Defined Terms

Section

Acquisition Proposal	7.9	(b)
Affiliate	10.3
Agreement	Preamble
Beneficial owner, beneficial ownership and beneficially own	10.3
Benefit Plans	3.15	(l)
Blue Sky Laws	3.5	(b)
Business Day	10.3
Waves Stock Certificates	2.2	(a)
Claim	7.4	(a)
Closing	1.6
Closing Date	1.6
COBRA	3.15	(f)
Code	Recitals
Confidentiality Agreements	7.2
Control, controlled by and under common control with	10.3
Current Cash Reserves	3.6	(b)
Delaware Certificate of Merger	1.2
Delaware Law	1.1
Effective Time	1.2
Encumbrance	10.3
Environmental Laws	3.18(d)(ii)
ERISA	3.15	(a)
Exchange Act	3.5	(b)
Exchange Ratio	2.1	(a)
Waves	Preamble
Waves Benefit Plans	3.15	(l)
Waves Common Stock	Recitals
Waves Commonly Controlled Entity	3.15	(l)
Waves Environment Permits	3.18	(a)
Waves Environmental Claim	3.18(d	)(i)
Waves ERISA Plan	3.15	(l)
Waves Options	2.3
Waves Permits	3.10
Waves Subsidiary and Waves Subsidiaries	3.1
Waves Tax Returns	3.12
GAAP	Recitals
Governmental Entity	3.5	(b)
Hazardous Materials	3.18(d)(iii)
MRI	Preamble
MRI Common Stock	Recitals
MRI SEC Reports	5.6	(a)
MRI Subsidiary and MRI Subsidiaries	5.1

Indebtedness	10.3
Indemnified Party	7.5	(a)
Intellectual Property	10.3
Interim Period	7.1
Material Adverse Effect	10.3
Material Contracts	3.14	(a)
Merger Consideration	2.1	(a)
Merger Sub	Preamble
Merger	1.1
Multiemployer Plan	3.15	(c)
NASD	3.5	(b)
Nasdaq	3.5	(b)
Net Working Capital	8.2	(i)
Parachute Gross Up Payment	3.15	(e)
Person	10.3
Real Property	3.16
Reasonable efforts	10.3
Representatives	7.9	(a)
Securities Act	3.5	(b)
Subsidiary	10.3
Surviving Corporation	1.1
Tax, Taxable and Taxes	10.3
Terminating Waves Breach	9.1	(b)
Terminating MRI Breach	9.1	(c)
Total Merger Shares	10.3
Transition Services Agreement	8.2	(g)

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2003 (this "Agreement”), is made and entered into by and among Mobile Reach International, Inc., a Delaware corporation (“MRI”), MRI Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of MRI (“Merger Sub”), Waves Consulting Group, Inc., a Delaware corporation (“Waves”) and Paige E. Bendixsen and Dana L. Bendixsen, each an individual resident of the State of North Carolina and the sole stockholders of Waves (the “Shareholders”).

WITNESSETH:

     WHEREAS, the Boards of Directors of Waves and MRI deem it advisable and in the best interests of each corporation and its respective stockholders that MRI acquire Waves through a business combination in order to advance the long-term strategic business interests of Waves and MRI;

     WHEREAS, the acquisition of Waves by MRI shall be effected by the terms of this Agreement through a merger as outlined below;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Waves and MRI have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which all of the shares of common stock, par value $0.001 per share, of Waves (“Waves Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into the right to receive an aggregate of 1,300,000 shares of common stock, $0.0001 par value per share, of MRI (“MRI Common Stock”) as set forth in Section 2.1;

     WHEREAS, for Federal income tax purposes, the parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

     WHEREAS, for accounting purposes, the parties intend for the Merger to be accounted for as a purchase transaction under United States generally accepted accounting principles (“GAAP”).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
The Merger

Section 1.1. The Merger

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“Delaware Law”), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into Waves (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Waves shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation”) and a wholly-owned subsidiary of MRI.

Section 1.2. Effective Time

     As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law, such certificate to be in such form as approved by MRI prior to such filing (the time of the filing of both the Delaware Certificate of Merger or the time specified therein being the "Effective Time”).

Section 1.3. Effect of the Merger

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and Waves shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Waves shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation; Bylaws

     At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Delaware Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

Section 1.5. Directors and Officers

     (a) The directors of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     (b) The officers of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6. Closing

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place no later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the “Closing Date”). The Closing shall take place on the Closing Date at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, or at such other time, date and place as agreed to in writing by the parties hereto.

Section 1.7. Subsequent Actions

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8. Tax and Accounting Treatment of the Merger

     The parties hereto intend that the Merger shall (a) constitute a reorganization of Merger Sub and Waves within the meaning of Section 368(a) of the Code, and (b) be accounted for as a purchase under GAAP. The parties hereby adopt this Agreement as a “plan of reorganization” of Merger Sub and Waves within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Article II
Conversion of Securities; Exchange of Certificates

Section 2.1. Conversion of Securities

     At the Effective Time, by virtue of the Merger and without any action on the part of MRI, Merger Sub, Waves or the holders of any of the securities referred to in this Section 2.1:

     (a) Common Stock. Each share of Waves Common Stock (excluding any shares of treasury stock described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that fraction of a share of MRI Common Stock (the “Exchange Ratio”) equal to the quotient obtained by dividing the Total Merger Shares (1,300,000 shares of MRI Common Stock) by the aggregate number of shares of Waves Common Stock outstanding immediately prior to the Effective Time. The shares of MRI Common Stock issuable to the holders of Waves Common Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to Section 2.1(d), is sometimes referred to herein, collectively, as the “Merger Consideration”. All such shares of Waves Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holder(s) of certificates previously evidencing such shares of Waves Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Waves Common Stock. Each such certificate previously evidencing such shares of Waves Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

     (b) Treasury Stock. All shares of capital stock of Waves held in the treasury of Waves immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

     (c) Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) No Fractional Shares. No certificate or scrip representing any fractional shares of MRI Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a security holder of MRI.

Notwithstanding any other provision hereof, all holders of Waves Common Stock otherwise entitled to receive fractional shares of MRI Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of MRI Common Stock to which the holder of Waves Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of MRI Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, MRI shall forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

Section 2.2. Exchange of Certificates

     (a) Exchange. As of the Effective Time, upon surrender of a stock certificate representing Waves Common Stock (a “Waves Stock Certificates”) to MRI for exchange, MRI shall within 5 days of Closing deliver to the holder of such Waves Stock Certificate a certificate representing the number of shares of MRI Common Stock that such holder has the right to receive pursuant to Section 2.1. All Waves Stock Certificates so surrendered shall be cancelled. Until surrendered as a contemplated by this Section 2.2, each Waves Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement.

     (b) No Further Rights in Stock. All shares of MRI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Waves Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Waves Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to MRI or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (c) Withholding of Tax. MRI shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Waves Common Stock such amounts as MRI (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by MRI (or any Affiliate thereof), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Waves Common Stock in respect of whom such deduction and withholding was made by MRI (or any Affiliate thereof).

     (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Waves Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by MRI the posting by such Person of a bond in such reasonable amount as MRI may direct as indemnity against any claim that may be made against MRI, or the Surviving Corporation, MRI shall pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

Section 2.3 Restrictive Legends. The shares of MRI Common Stock issued in accordance with this Agreement will be “restricted securities,” as defined under the Securities Act and Rule 144 promulgated thereunder, and may only be sold or otherwise transferred pursuant to an effective registration statement under the 1933 Act or an exemption from the registration requirements of the 1933 Act. It is understood that the certificates evidencing the shares of MRI Common Stock issued in connection with the Merger will bear substantially the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Section 2.4. Treatment of Waves Stock Options

     All Waves Options that either have not been exercised as of the Closing or that are not being exercised immediately prior to the Effective Time shall be cancelled and extinguished immediately prior to the Effective Time and no consideration shall be issued in exchange therefor. Prior to the Effective Time, Waves shall take all actions and obtain all consents that are necessary to give effect to the transactions contemplated by this Section 2.4.

Section 2.5. Certain Adjustments

     If between the date hereof and the Effective Time, the outstanding shares of Waves Common Stock or of MRI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of MRI Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

Article III
Representations and Warranties of Waves and the Shareholders

     Waves and the Shareholders, jointly and severally, hereby represent and warrant to MRI and Merger Sub, subject to the exceptions set forth in Waves’ disclosure schedules delivered by Waves to MRI dated as of the date hereof (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall not be deemed to be disclosed under any other section, subsection or clause hereof unless such disclosure reasonably relates thereto), that:

Section 3.1. Organization And Qualification; Subsidiaries

     Each of Waves and each Subsidiary of Waves (each a “Waves Subsidiary” and collectively, the “Waves Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Waves and each Waves Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Waves. Each of Waves and each Waves Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Waves. Waves has no Subsidiaries (as defined below) other than those listed in Schedule 3.1, each of which is wholly-owned by Waves, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1.

Section 3.2. Certificate Of Incorporation And Bylaws

     Waves has heretofore delivered to MRI a complete and correct copy of the certificate or articles of incorporation and the bylaws of Waves and each Waves Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither Waves nor any Waves Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

Section 3.3. Capitalization

     (a) The authorized capital stock of Waves consists of Ten Million (10,000,000) shares of Waves Common Stock, par value $0.001 per share and Ten Million (10,000,000) shares of Waves undesignated preferred stock. As of November 30, 2003: (i) Four Million (4,000,000) shares of Waves Common Stock were issued and outstanding, all of which are owned beneficially and of record by the Shareholders; (ii)

all shares of Waves Common Stock issuable upon the exercise of the options under the Waves Stock Option Plans have been reserved for issuance; (iii) no shares of Waves Common Stock are held by Waves in Waves’ treasury; and (iv) no shares of Waves Preferred Stock are issued or outstanding. Schedule 3.3 sets forth a complete and correct list, as of the date hereof, of the number of shares of Waves Common Stock subject to options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Waves Common Stock granted under the Waves Stock Option Plans, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options.

     (b) All outstanding shares of capital stock of Waves are, and all shares which may be issued upon exercise of options under any Waves Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Waves, (B) any securities of Waves or any Waves Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Waves or any Waves Subsidiary, (C) any warrants, calls, options or other rights to acquire from Waves or any Waves Subsidiary, and any obligation of Waves or any Waves Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Waves or any Waves Subsidiary, (ii) there are no outstanding obligations of Waves or any Waves Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) Waves is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except for the option agreements under the Waves Stock Option Plans, neither Waves nor any Waves Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Waves or any of the Waves Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

Section 3.4. Authority

     Waves has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Waves and the consummation by Waves of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Waves (including stockholder approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Waves and the Shareholders, assuming the due authorization, execution and delivery by MRI and Merger Sub, constitutes a legal, valid and binding obligation of Waves and the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 3.5. No Conflict; Required Filings and Consents

     (a) The execution and delivery of this Agreement by Waves and the Shareholders do not, and the performance by Waves and the Shareholders of their obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Waves or any Waves Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Waves, any Waves Subsidiary or the Shareholders or by which any of their respective properties or assets is bound or affected, or (iii) except as set forth in Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Waves or any Waves Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Waves or any Waves Subsidiary is a party or by which Waves, any Waves Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Waves or the Shareholders from performing their obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Waves or the Surviving Corporation.

     (b) The execution and delivery of this Agreement by Waves and the Shareholders do not, and the performance of this Agreement by Waves and the Shareholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), by or with respect to Waves, or any Waves Subsidiary or the Shareholders, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the National Association of Securities Dealers Automated Quotation System/National Market System (“Nasdaq”) and the National Association of Securities Dealers, Inc. (“NASD”), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Waves or the Shareholders from performing their obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Waves or the Surviving Corporation.

     (c) Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by Waves and the Shareholders do not, the performance of this Agreement by Waves and the Shareholders will not, and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of Waves or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or other securities of Waves.

Section 3.6. Financial Statements

     (a) Included in Schedule 3.6 are true and complete copies of the financial statements of Waves consisting of an unaudited balance sheet of Waves as of October 31, 2003 (the “Waves Interim Balance Sheet”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the period then ended (together with the Waves Interim Balance Sheet, the “Waves Financial Statements”). Each of the Waves Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (ii) fairly present the consolidated financial position of Waves as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that Waves Financial Statements do not contain footnotes and lack other presentation items and are subject to audit adjustments. The books and records of Waves have been and are being maintained in accordance with GAAP and reflect only actual bona fide transactions.

     (b) As of the date of this Agreement, the aggregate amount of Waves’ cash on hand, plus liquid investments of Waves with a maturity of three years or less (collectively the “Current Cash Reserves”) is at least Eighteen Thousand Dollars ($18,000.00). Waves owns all such Current Cash Reserves free and clear of all Encumbrances. As of the date of this Agreement, Waves has no Indebtedness except as reflected in the unaudited financial statements of Waves for the period ended October 31, 2003, and except for Indebtedness incurred in the ordinary course of business consistent with past practice since October 31, 2003.

Section 3.7. No Undisclosed Liabilities

     Neither Waves nor any of the Waves Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except liabilities or obligations reflected in the Waves Financial Statements. Schedule 3.7 identifies all loans from Waves to Waves Affiliates or to any Waves stockholder.

Section 3.8. Absence Of Certain Changes Or Events

     Since December 31, 2002, Waves and the Waves Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.8, there has not been (a) any Material Adverse Effect on Waves, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Waves’ capital stock, (c) any split, combination or reclassification of any of Waves’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Waves or any Waves Subsidiary to any current or former director, officer or employee of Waves or any of the Waves Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by Waves or any of the Waves Subsidiaries to any such current or former director, officer or employee of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with a change of control of Waves, (iii) any entry by Waves or any of the Waves Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the Waves Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Waves, (f) any change in accounting methods, principles or practices by Waves materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on Waves or any of its tax attributes or any settlement or compromise of any material income tax liability.

Section 3.9. Absence Of Litigation

     Except as set forth on Schedule 3.9, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Waves or the Shareholders, threatened against Waves, the Shareholders or any Waves Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Waves or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Waves, the Shareholders or any Waves Subsidiary that would be reasonably likely to have a Material Adverse Effect on Waves.

Section 3.10. Licenses And Permits; Compliance With Laws

     Waves and the Waves Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the “Permits”) which are necessary for the operation of the businesses of Waves and the Waves Subsidiaries as presently conducted and for Waves and the Waves Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Waves. Waves and the Waves Subsidiaries are in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Waves.

Section 3.11. Unlawful Payments

     None of Waves, any Waves Subsidiary, or any officer, director, employee, agent or representative of Waves or any Waves Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Waves or any Waves Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

Section 3.12. Taxes

     Except as set forth on Schedule 3.12, Waves and the Waves Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Waves and the Waves Subsidiaries in respect of Taxes (the “Waves Tax Returns”) and all such Waves Tax Returns are correct and complete in all respects. Waves and the Waves Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Waves) and, in the case of material Taxes accruing but not due, Waves has made adequate provisions in its books and records and financial statements for such payments. Waves and the Waves Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on Waves, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 3.12, (a) there are no assessments of, or claims against, Waves or the Waves Subsidiaries with respect to Taxes that are outstanding; (b) no Governmental Entity is conducting an examination or audit of Waves or any Waves Subsidiary in respect of Taxes and neither Waves nor any Waves Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither Waves nor any Waves Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

Section 3.13. Intellectual Property

     Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Waves, (a) Waves and each Waves Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Waves and the Waves Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Waves or any Waves Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Waves, no Person is challenging, infringing on or otherwise violating any right of Waves or any Waves Subsidiary with respect to any Intellectual Property owned by and/or licensed to Waves or any Waves Subsidiary; (d) neither Waves nor any Waves Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Waves and the Waves Subsidiaries; and (e) to the knowledge of Waves, no Intellectual Property owned and/or licensed by Waves or the Waves Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 3.14. Material Contracts

     Set forth on Schedule 3.14 is a complete and accurate list of each material contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which Waves is a party or by which its assets may be affected. Without limiting the generality of the foregoing, Schedule 3.14 contains a complete and accurate list of:

     (a)    Each contract and account, whether written or oral, between Waves and any party to whom and pursuant to which Waves provides or will provide products or services which provide for the receipt by Waves of more than Twenty-Five Thousand Dollars ($25,000) annually;

     (b)    Each contract, whether written or oral, between Waves and any party to whom Waves paid, or is obligated to pay, more than Twenty-Five Thousand Dollars ($25,000) for the twelve (12) month period ended December 31, 2002, or any subsequent twelve (12) month period;

     (c)    Each Permit issued to Waves by any Governmental Entity having jurisdiction in any area in which Waves provides products or services;

     (d)    Each agreement, contract or commitment containing any covenant restricting or limiting the freedom of Waves or the Shareholders to engage in any line of business or compete with any person;

     (e)    Each joint venture, partnership agreement or other agreement (however named) involving a sharing of profits, losses, costs or liabilities in which Waves is involved;

     (f)    Each agreement, contract or commitment relating to capital expenditures involving future obligations of Waves in excess of Twenty-Five Thousand Dollars ($25,000) and not cancelable at any time without penalty;

     (g)    Each agreement or plan to which Waves is a party or by which it is bound, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (h)    Each agreement of indemnification, hold harmless or guaranty to which Waves is a party or by which it is bound other than indemnification provisions in Waves’ articles of incorporation or bylaws;

     (i)    Each agreement, contract or commitment to which Waves is a party or by which it is bound relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture, or other business enterprise;

     (j)    Each personal guaranty of the Shareholders or any third party regarding any assets or financial arrangements of Waves; and

     (k)    Each agreement, contract or commitment that provides for an undertaking by Waves to be responsible for consequential, indirect, special, exemplary or punitive damages.

     The contracts and agreements (other than the Permits) that are required to be identified above are hereinafter referred to as the “Material Contracts.” True and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract have been made available to MRI by Waves. Except as set forth in Schedule 3.14:

              (i)    Each of the Material Contracts is a valid, binding and enforceable agreement of Waves and, to the knowledge of Waves and the Shareholders, each other party that is a party thereto, and will continue to be valid, binding and enforceable after the Closing;

              (ii)    As of the date hereof, the Shareholders has no reason to believe that Waves will not be able to fulfill all of its material obligations under the Material Contracts that remain to be performed after the date hereof, and Waves has not been notified by any governmental or other party that such party intends to cancel, terminate, or modify any of such Material Contracts, and the Shareholders knows of no grounds for any such cancellation, termination, or modification;

              (iii)    There has not occurred any material default (or event that, upon the provision of notice or lapse of time or both, would become such a default) under any of the Material Contracts;

              (iv)    The Permits are in full force and effect, the continuing validity and effectiveness of such Permits will not be affected by the transactions contemplated by this Agreement, and such Permits will continue without premium, penalty, restriction or any adverse consequences as a result of the transactions contemplated by this Agreement;

              (v)    All applications required to have been filed for renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities; and

              (vi)    Waves is in compliance in all material respects with all conditions or requirements of the Permits applicable thereto and has not been notified by any Governmental Entity that such entity intends to cancel, terminate, or modify any such Permits, and the Shareholders knows of no valid grounds for any such cancellation, termination, or modification.

     Disclosure by Waves or the Shareholders of consents or approvals required under any Material Contract or Permit will not relieve Waves or the Shareholders of their obligation to obtain all such consents or approvals at or before Closing. Waves has provided, or prior to the Closing will provide, MRI with true, correct and complete copies of each Permit listed on Schedule 3.14.

Section 3.15. Employee Benefit Plans

     (a) Schedule 3.15 sets forth a list of all Waves Benefit Plans. Each Waves Benefit Plan (as defined below) intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Waves to result in the revocation of any such determination. Each Waves Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on Waves. Neither Waves or any Waves Controlled Common Entity nor any fiduciary of a Waves Benefit Plan has engaged in any “prohibited transaction” as defined in Section 406 of ERISA or in Section 4975 of the Code with respect to any Waves Benefit Plan.

     (b) Neither Waves nor any Waves Controlled Common Entity has ever maintained sponsored or contributed to a defined benefit pension plan subject to Section

412 of the Code or Title 14 of ERISA.

     (c) No Waves Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Neither Waves nor any Waves Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred by Waves or any Waves Commonly Controlled Entity.

     (d) Waves has furnished or made available to MRI complete copies, as amended through the date hereof, of all of Waves Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and a written summary of such Waves Benefits Plans that have not been reduced to writing. Waves has furnished or made available to MRI complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning Waves Benefit Plans.

     (e) Except as set forth in Schedule 3.15(e), no amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of Waves or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(e), no such Person is entitled to receive any additional payment from Waves, the Surviving Corporation or any other Person (a “Parachute Gross Up Payment”) which would result in imposition of the excise tax of Section 4999(a) of the Code on such Person. The Board of Directors of Waves has not granted to any officer, director or employee of Waves or any Waves Subsidiary any right to receive any Parachute Gross Up Payment.

     (f) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Waves Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) have been met with respect to each Waves Benefit Plan.

     (g) No Waves Benefit Plan is an Employee Stock Ownership Plan or otherwise invests in “employer securities” (as such term is defined in Section 409(l) of the Code).

     (h) Waves has made all contributions and other payments required by and due under the terms of each Waves Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Waves Benefit Plan that will increase Waves’ or any Waves Commonly Controlled Entity’s obligation under any Waves

Benefit Plan.

     (i) No Waves Benefit Plan is a “qualified foreign plan” (as such term is defined in Section 404A of the Code), and no Waves Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (j) No Waves Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Waves or any Waves Common Controlled Entity other than benefits required pursuant to COBRA.

     (k) No “pension plans”, as such term is defined in Section 3(2) of ERISA, maintained by Waves or an Waves Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

     (l) As used herein, (i) “Benefit Plans” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of ERISA; (ii) “Waves Benefit Plans” mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Waves or any Waves Commonly Controlled Entity for the benefit of present and former employees or directors of Waves and of each Waves Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (iii) “Waves Commonly Controlled Entity” means an entity required to be aggregated with Waves which is a member of the “controlled group of corporations” which includes Waves within the meaning of Section 414(b) or (c) of the Code; and (iv) “Waves ERISA Plan” means any Waves Benefit Plan which is an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA.

Section 3.16. Properties; Assets

     Except as described in clause (c) below or as set forth on Schedule 3.16: (a) neither Waves nor any Waves Subsidiary owns or leases any real property; (b) each of Waves and the Waves Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Waves or a Waves Subsidiary (the “Real Property”) and all other properties and assets reflected in the balance sheet of Waves at October 31, 2003, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Waves and the Waves Subsidiaries thereon.

Section 3.17. Labor Relations

     Neither Waves nor any Waves Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Waves or any Waves Subsidiary. Waves and each Waves Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Waves.

Section 3.18. Environmental Matters

     (a) Except for matters which would not have a Material Adverse Effect on Waves and except as otherwise disclosed on Schedule 3.18, (i) Waves and each Waves Subsidiary are in compliance with all applicable Environmental Laws (as defined below); (ii) neither Waves nor any Waves Subsidiary has received any written communication that alleges that Waves or any Waves Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by Waves and each Waves Subsidiary pursuant to the Environmental Laws (“Environmental Permits”) are in full force and effect, Waves and each Waves Subsidiary are in compliance with all of the terms of such Environmental Permits, and no other permits or other governmental authorizations are required by Waves or any Waves Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Waves and each Waves Subsidiary of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

     (b) There is no Environmental Claim (as defined below) pending or, to the knowledge of Waves, threatened against or involving Waves, any of the Waves Subsidiaries or against any Person whose liability for any Environmental Claim Waves or any of the Waves Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on Waves, to the knowledge of Waves and the Shareholders, there are no past or present actions or activities by Waves, any Waves Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against Waves or any Waves Subsidiary or against any Person whose liability for any Environmental Claim Waves or any Waves Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, these terms shall have the following meanings:

(i) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Waves or any Waves Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ii) “Environmental Laws” means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

(iii) “Hazardous Materials” means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as “hazardous substances”, “toxic substances”, “radioactive materials, including sources of ionizing and nonionizing radiation”, “petroleum products or wastes” or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

Section 3.19. Insurance

     Waves and the Waves Subsidiaries maintain insurance policies which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Waves’ management, considering Waves and the Waves Subsidiaries’ properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither Waves nor any of the Waves Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

Section 3.20. Board and Stockholder Approval

     The Board of Directors of Waves has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Waves and its sole stockholders and has recommended to such stockholders that they vote in favor of this Agreement. The Shareholders and any other Waves stockholders have approved this Agreement and the transactions contemplated hereby as required under Delaware Law.

Section 3.21. Brokers

     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Waves or the Shareholders.

Section 3.22. Tax Matters

     Neither Waves nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.23 Related Party Transactions

     Except as set forth in Waves disclosure schedules, no stockholder, director nor any officer of Waves owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of Waves or which conducts a business similar to any business conducted by Waves. Except as set forth in Waves disclosure schedule, no stockholder, director or officer of Waves (a) owns or holds, directly or indirectly, in whole or in part, any Waves Intellectual Property (other than by virtue of ownership of equity securities of Waves), (b) has any claim, charge, action or cause of action against Waves or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of Waves, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, director or officer of Waves is a partner, member or stockholder (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to Waves or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Waves.

Section 3.24 Business Relationships

     The relationships of Waves and any Waves Subsidiary with their significant customers, distributors, licensors and suppliers are satisfactory in all material respects to Waves and, to the knowledge of Waves and the Shareholders, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of Waves and any Waves Subsidiary with such customers, distributors, licensors and suppliers.

Section 3.25 Inventories

     All inventory of Waves consists, and at the Closing Date will consist, solely of inventory of the kind, quality and quantity regularly and currently used in its business.

Section 3.26 Account Receivable

     Schedule 3.26 contains (i) a complete and accurate list of Waves’ accounts and notes receivable as of the date hereof, which schedule will be updated as of the Closing Date, and (ii) a complete and accurate schedule showing the aging of such accounts and notes receivable. Such accounts and notes receivable arose in bona fide arm’s-length transactions in the normal course of business, and to the knowledge of Waves and the Shareholders, are valid and binding obligations of the account debtors without counterclaims, setoffs, or other defenses thereto. The values at which accounts and notes receivable are carried on Waves’ books and records reflect the receivables valuation policy of Waves, which is consistent with its past practices.

Section 3.27 Indebtedness and Payables

     Every contract, agreement, franchise, mortgage, indenture, bond, security agreement, or other instrument under or pursuant to which Waves has outstanding indebtedness for borrowed money or the extension of credit, or any payables or accrued expenses, including all interest, fees and penalties payable thereunder, as of the date hereof are reflected in the Waves Financial Statements. It is understood that the indebtedness of Waves set forth on the Waves Financial Statements (except for any notes payable to a Shareholder; including the note payable in the amount of approximately $53,949, any and all of which shall be terminated without consideration immediately prior to the Effective Time) will be assumed by the Surviving Corporation, subject to any continuing stockholder guaranties required by the holders of such indebtedness.

Section 3.28 Disclosure

     No representation or warranty of Waves or the Shareholders in this Agreement and no statement in Waves disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading. To the Knowledge of Waves or the Shareholders, no fact exists that has specific application to either the business of Waves (other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of Waves taken as a whole that has not been set forth in this Agreement or Waves disclosure schedule

Article IV
Representations and Warranties of Merger Sub

     Merger Sub represents and warrants to Waves as follows:

Section 4.1. Organization and Qualification

     Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.2. Certificate of Incorporation and Bylaws

     Merger Sub has heretofore made available to Waves a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.3. Authority

     Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Waves and MRI, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 4.4. No Conflict; Required Filings And Consents

     (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

     (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, Nasdaq and NASD, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

Article V
Representations and Warranties of MRI

     MRI represents and warrants to Waves, subject to the exceptions set forth herein and in MRI’s disclosure schedules delivered by MRI to Waves dated as of the date hereof and certified by a duly authorized officer of MRI (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall not be deemed to be disclosed under any other section, subsection or clause hereof unless such disclosure reasonably relates thereto), that:

Section 5.1. Organization and Qualification; Subsidiaries

     Each of MRI and each Subsidiary of MRI (each a “MRI Subsidiary” and collectively, the “MRI Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of MRI and each MRI Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on MRI. Each of MRI and each MRI Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on MRI. MRI has no Subsidiaries other than those listed in Schedule 5.1, each of which is wholly-owned by MRI, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1.

Section 5.2. Certificate of Incorporation and Bylaws

     MRI has heretofore delivered to Waves a complete and correct copy of the certificate of incorporation and the bylaws of MRI, as amended to date. The certificate of incorporation and bylaws are in full force and effect. MRI is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.3. Capitalization

     (a) The authorized capital stock of MRI consists of Fifty Million (50,000,000) shares of MRI Common Stock and Ten Million (10,000,000) shares of undesignated preferred stock. As of October 31, 2003: (i) Twenty Three million, Eight Hundred Ninety Three Thousand Three Hundred Sixty Four (23,893,364) shares of MRI Common Stock were issued and outstanding and no shares of MRI preferred stock were issued and outstanding; (ii) all shares of MRI Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive MRI Common Stock granted under the MRI’ stock option plans have been reserved for issuance; and (iii) no shares of MRI Common Stock were held by MRI in MRI’s treasury..

     (b) All outstanding shares of capital stock of MRI are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 or as disclosed in MRI’s SEC Filings and except for changes resulting from the issuance of shares of MRI Common Stock pursuant to the MRI stock option plans or as expressly permitted by this Agreement, as of the date hereof there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of MRI, (B) any securities of MRI or any MRI Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in MRI, or (C) any warrants, calls, options or other rights to acquire from MRI, and any obligation of MRI to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, MRI.

Section 5.4. Authority

     MRI has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MRI and the consummation by MRI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of MRI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MRI and, assuming the due authorization, execution and delivery by Waves, constitutes a legal, valid and binding obligation of MRI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity. MRI, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

Section 5.5. No Conflict; Required Filings and Consents

     (a) The execution and delivery of this Agreement by MRI do not, and the performance by MRI of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of MRI, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to MRI or any MRI Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of MRI or any MRI Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MRI or any MRI Subsidiary is a party or by which MRI, any MRI Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent MRI from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on MRI.

     (b) The execution and delivery of this Agreement by MRI does not, and the performance of this Agreement by MRI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to MRI, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, Nasdaq and NASD, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent MRI from performing its obligations under this Agreement in any material respect, and (B) have not had and would not reasonably likely to have a Material Adverse Effect on MRI.

Section 5.6. SEC Filings; MRI Financial Statements

     (a) MRI has filed all forms, reports, statements and other documents required to be filed with the SEC since July 30, 2003. All such required forms, reports, statements and other documents (including those that MRI may file subsequent to the date hereof are referred to herein, collectively, as the "MRI SEC Reports”. As of their respective filing dates, the MRI SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder applicable thereto, and (y) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of MRI included in the MRI SEC Reports, including each MRI SEC Report filed after the date hereof until the Closing, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the MRI SEC Reports (or incorporated by reference therein), including each MRI SEC Report filed after the date hereof until the Closing, present fairly in all material respects the consolidated financial position of MRI and the MRI Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of MRI and the MRI Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

Section 5.7. No Undisclosed Liabilities

     Neither MRI nor any of the MRI Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of MRI included in the MRI SEC Reports through the date of the filing of MRI’s Annual Report on Form 10-K in respect of the fiscal year ended July 31, 2003, (b) liabilities or obligations as of July 31, 2003, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since July 31, 2003, which have not had, and are not reasonably likely to have, a Material Adverse Effect on MRI and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on MRI.

Section 5.8. Absence Of Certain Changes Or Events

     Since July 31, 2003, MRI and the MRI Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice.

Section 5.9. Board and Stockholder Approval

     The Board of Directors of MRI has determined that the transactions contemplated by this Agreement are in the best interests of MRI and its stockholders. Approval by the stockholders of MRI is not necessary under Delaware Law to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.10. Tax Matters

     Neither MRI nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 5.11. Valid Issuances

     The MRI Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and except as provided by or created under this Agreement shall be free of all liens and encumbrances and not subject to preemptive rights; provided, however, such shares will be subject to restrictions on transfer under applicable federal and state securities laws.

Section 5.12 Disclosure

     No representation or warranty of MRI in this Agreement and no statement in the MRI disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.

Article VI
Covenants

Section 6.1. Affirmative Covenants Of Waves

     Waves hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by MRI, Waves shall, and shall cause each Waves Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees (subject to termination as management of Waves deems reasonably appropriate) and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Waves Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; and (f) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

Section 6.2. Negative Covenants of Waves

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by MRI or as set forth in Schedule 6.2, from the date hereof until the Closing Date, Waves shall not, and shall cause each Waves Subsidiary not to, do any of the following:

     (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

     (b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms or pursuant to any redemption agreement; (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

     (c) (i) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) of any class of its capital stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to issuances of stock upon the exercise of options;

     (d) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Fifteen Thousand Dollars ($15,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices; or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

     (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory or other assets in the ordinary course of business and consistent with past practices;

     (f) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any Waves Benefit Plan or (B) any other agreement, plan or policy involving Waves or the Waves Subsidiaries, and one or more of its current or former directors, officers or employees; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Waves or the Waves Subsidiaries); (iii) pay any benefit or amount not required under any Waves Benefit Plan or any other benefit plan or arrangement of Waves or the Waves Subsidiaries as in effect on the date of this Agreement; (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, “phantom” stock, stock appreciation rights, “phantom” stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Waves Benefit Plans or agreements or awards made thereunder); (vii) amend or modify any Option, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Waves Benefit Plan or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

     (g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

     (h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2002, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP;

     (i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any long-term debt;

     (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity’s Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

     (k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Waves Material Contract;

     (l) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Waves Material Contract;

     (m) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Fifteen Thousand Dollars ($15,000) per claim or Fifty Thousand Dollars ($50,000) in the aggregate for all such claims; (ii) cancel any Indebtedness; (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Waves or any of the Waves Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Waves or any of the Waves Subsidiaries is a party;

     (n) transfer or license to any Person or otherwise extend, amend or modify any rights to Intellectual Property of Waves;

     (o) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement; or

     (p) agree in writing or otherwise to do any of the foregoing.

Section 6.3. Negative Covenants of MRI

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by Waves or as set forth in Schedule 6.3, from the date hereof until the Closing Date, MRI shall not, and shall cause each MRI Subsidiary not to, do any of the following:

     (a) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

     (b) intentionally take or fail to take any action which would reasonably be expected to materially delay the consummation of the Merger; or

     (c) agree in writing or otherwise to do any of the foregoing.

Section 6.4 Closing Date Balance Sheet

     Waves shall prepare and deliver to MRI prior to Closing (i) an unaudited consolidated balance sheet of Waves as of the last Business Day of the most recently completed full month ending immediately preceding the Closing Date (or, if the Closing Date is before the 15th day of the month, as of the last Business Day of the month immediately preceding the most recently completed full moth ending immediately preceding the Closing Date), which balance sheet shall be prepared in accordance with GAAP and on a basis consistent with past practice and shall fairly present in all material respects the consolidated financial position of Waves and the Waves Subsidiaries as of the date hereof, and (ii) Waves’ best estimate (using actual data through at least the end of the third Business Day immediately preceding the Closing Date) of closing account information for all line items that would appear on a consolidated balance sheet to Waves as of the Business Day immediately preceding the Closing Date. Waves shall provide to MRI any information and back-up materials (including bank account information) reasonably requested by MRI with respect thereto.

Article VII
Additional Agreements

Section 7.1. Access and Information

     During the period from the date hereof to the Effective Time (the “Interim Period”), Waves and MRI shall, and shall cause the Waves Subsidiaries and the MRI Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Waves and the Waves Subsidiaries or MRI and the MRI Subsidiaries, as the case may be, as such other party may reasonably request.

Section 7.2. Confidentiality

     MRI and Waves each acknowledge and agree that (a) all information received by it (the “Receiving Party”) from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreements previously executed between Waves and MRI (the “Confidentiality Agreements”), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreements with respect to such information, and (c) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 7.3. Public Announcements

     MRI and Waves shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither MRI nor Waves shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

Section 7.4. Indemnification

     (a)    By the Shareholders for Breaches by Waves. Subject to the terms and conditions of Sections 7.4 through 7.7, the Shareholders hereby agree to indemnify, defend and hold harmless MRI and its direct and indirect subsidiaries (including the Surviving Corporation after the Effective Time) and their respective directors, officers, employees and controlled and controlling Persons (collectively, “MRI Affiliates”), from and against all Damages (as defined below) and Claims (as defined below) asserted against, imposed upon, or incurred by MRI or any MRI Affiliate, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Waves contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of Waves contained in or made pursuant to this Agreement. As used in Sections 7.4 through 7.7, the term (i) “Claim” means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders and (ii) “Damages” means all debts, liabilities, obligations, losses, including diminution of value, damages, costs and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     (b)    By Shareholders for Breaches by Shareholders. Subject to the terms and conditions of Sections 7.4 through 7.7, Shareholders hereby agree to indemnify, defend and hold harmless MRI and the MRI Affiliates, from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Shareholders contained in or made pursuant to this Agreement, or (b) the breach of any covenant or agreement of Shareholders contained in or made pursuant to this Agreement.

     (c)    By MRI. Subject to the terms and conditions of Sections 7.4 through 7.7, MRI hereby agrees to indemnify, defend and hold harmless Shareholders, their successors and assigns, from and against all Damages and Claims asserted against, imposed upon or incurred by each such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of MRI contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of MRI contained in or made pursuant to this Agreement.

     Section 7.5. Defense of Third Party Claims.

     The obligations and liabilities of any party to indemnify any other party under Sections 7.4 and 7.5 with respect to Claims or Damages relating to or arising from third parties (a “Third Party Claim”), shall be subject to the following terms and conditions:

     (a)    The party or parties to be indemnified hereunder (whether one or more, the “Indemnified Party”) will give the other party or parties (whether one or more, the “Indemnifying Party”) prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party’s duty or obligations under Sections 7.4 and 7.5, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

     (b)    If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement thereof.

     (c)    Notwithstanding anything in this Article VII to the contrary (i) if there is a reasonable possibility, in the Indemnified Party’s opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

     Section 7.6. Payment; Arbitration.

     Upon the occurrence of a Claim or Damages, other than a Third Party Claim, for which indemnification is believed to be due under this Article VII, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount of the Claim or Damages and making a request for any payment then believed due. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Raleigh, North Carolina); provided, however, that (i) one arbitrator shall be selected by the Indemnified Party, the second arbitrator shall be selected by the Indemnifying Party, and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules. If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination and subject to the limitations set forth herein, pay the Indemnified Party such amount owed, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

Section 7.7. Survival of Representations and Warranties

     All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Closing and any investigation thereof; provided, however, that in no event shall any Indemnified Party be permitted to make any claim under Article VII unless such claim is first asserted on or before the second anniversary of the Closing Date, except with respect to Claims or Damages arising from or with respect to (i) actual fraud or (ii) breach of any covenants or agreements to be performed after the Effective Time.

Section 7.8. Further Action; Commercially Reasonable Efforts

     (a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Waves, MRI or any Waves Subsidiary or MRI Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

     (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Waves Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of MRI to own or operate all or any portion of the business or assets of Waves.

     (c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or which would result in a material breach of any covenant made by it in this Agreement.

Section 7.9. No Solicitation

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Waves and Shareholders shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Waves or any of its Subsidiaries (collectively, “Representatives”)

directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, Waves shall promptly notify MRI of any such inquiries and proposals received by Waves or any of its Subsidiaries or Representatives, relating to any of such matters. Waves agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Waves shall promptly provide MRI with a copy of any written Acquisition Proposal received

     (b) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Waves or its Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or twenty-five percent (25%) or more of the equity securities of, Waves or any of its Subsidiaries, in a single transaction or series of related transactions; or (ii) the acquisition by any Person of beneficial ownership of ten percent (10%) or more of the outstanding shares of Waves Common Stock.

Section 7.10. Blue Sky

     MRI shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of MRI Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

Section 7.11. Event Notices

     During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.12. Tax Treatment

     Each of MRI and Waves shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

Section 7.13. Employee 401(k) Plan

     Waves shall take all necessary action to cause any 401(k) plan sponsored or maintained by Waves to be terminated at least one day prior to the Closing Date, and shall use commercially reasonable efforts to cause such 401(k) plan to be amended prior to or as of such termination so as to comply with all requirements of the Retirement Protection Act of 1964, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1966, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998.

Article VIII
Closing Conditions

Section 8.1. Conditions to Obligations of MRI, Merger Sub and Waves to Effect the Merger

     The respective obligations of MRI, Merger Sub and Waves to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

Section 8.2. Additional Conditions to Obligations of MRI and Merger Sub

     The obligations of MRI and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by MRI, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of Waves made in this Agreement shall be true and correct when made and on and as of the

Closing Date (except (1) as does not constitute a Material Adverse Effect on Waves, and (2) for those representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time). MRI shall have received a certificate of the Chief Executive Officer of Waves to that effect. The parties understand and agree that, for purposes of determining the accuracy of such representations and warranties, (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Waves disclosure schedules made or purported to have been made after the date of this Agreement shall be disregarded.

     (b) Agreements and Covenants. The agreements and covenants of Waves required to be performed on or before the Effective Time shall have been performed in all material respects. MRI shall have received a certificate of the Chief Executive Officer of Waves to that effect.

     (c) No Material Adverse Effect. There shall have been no Material Adverse Effect on Waves since the date of this Agreement.

     (d) No Litigation. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from MRI or any MRI Subsidiary any damages that may be material to MRI, (iii) seeking to prohibit or limit in any material respect MRI’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Waves.

     (e) Consents Under Waves Agreements. Waves shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on Waves.

     (f) Employment Agreement. Paige E. Bendixsen shall have executed and delivered to MRI the Employment Agreement by and between the Surviving Corporation and Paige E. Bendixsen in the form of Exhibit A hereto (the “Employment Agreement”).

     (g) Closing Net Working Capital Amount Waves shall have a net working capital deficit, if any, at the Effective Time, as reflected on the estimated Balance Sheet as of the Closing Date contemplated by Section 6.4, of no more than ($80,000).

     (h) The Waves Stock Certificates. Each stockholder of Waves shall have surrendered to MRI for cancellation all of his Waves Stock Certificates representing all of the shares of Waves Common Stock outstanding immediately prior to the Effective Time.

Section 8.3. Additional Conditions to Obligations of Waves

     The obligations of Waves to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Waves, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of MRI and Merger Sub made in this Agreement shall be true and correct when made and on and as of the Closing Date (except (1) as does not constitute a Material Adverse Effect on MRI, and (2) for those representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time). Waves shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of MRI to such effect. The parties understand and agree that, for purposes of determining the accuracy of such representations and warranties, (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update or modification of the MRI disclosure schedules made or purported to have been made after the date of this Agreement shall be disregarded for purposes of determining the accuracy of the representations and warranties.

     (b) Agreements and Covenants. The agreements and covenants of MRI and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. Waves shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of MRI to such effect.

     (c) Consents Under MRI Agreements. MRI shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on MRI.

Article IX
Termination, Amendment And Waiver

Section 9.1. Termination

     The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. This Agreement may be terminated at any time prior to the

Effective Time:

     (a) by mutual consent of MRI and Waves;

     (b) by MRI, upon a breach of any covenant or agreement on the part of Waves set forth in this Agreement, or if any representation or warranty of Waves shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a “Terminating Waves Breach”); provided, that, if such Terminating Waves Breach is curable by Waves through the exercise of reasonable efforts (not to exceed 45 days) and for so long as Waves continues to exercise such reasonable efforts, MRI may not terminate this Agreement under this Section 9.1(b);

     (c) by Waves, upon breach of any covenant or agreement on the part of MRI set forth in this Agreement, or if any representation or warranty of MRI shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a “Terminating MRI Breach”); provided, that, if such Terminating MRI Breach is curable by MRI through the exercise of their reasonable efforts (not to exceed 45 days) and for so long as MRI continues to exercise such reasonable efforts, Waves may not terminate this Agreement under this Section 9.1(c);

     (d) by either MRI or Waves, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

     (e) by either MRI or Waves, if the Merger shall not have been consummated on or before that date which is sixty (60) calendar days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

     (f) by MRI, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Waves, which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from MRI of Hurricane’s intention to terminate pursuant to this Section 9.1(f);

Section 9.2. Effect Of Termination

     Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement and the Affiliate Agreements shall forthwith become void, there shall be no liability on the part of MRI or Waves or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Sections 7.3, 7.4 and 9.5 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

Section 9.3. Amendment

     This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.4. Extension; Waiver

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5. Fees, Expenses And Other Payments

     (a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated.

     (b) If this Agreement is terminated pursuant to Section 9.1(e) and at any time prior to such termination an Acquisition Proposal shall have been made to Waves or shall have been made directly to the stockholders of Waves or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Waves, and if an Acquisition Proposal involving Waves is thereafter consummated or Waves enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement, Waves shall pay to MRI a termination fee of $50,000 immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

Article X
General Provisions

Section 10.1. Notices

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered,

mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below. A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

     (a) If to MRI or Merger Sub:

Mobile Reach International, Inc.
8000 Regency Parkway
Suite 660
Cary, North Carolina 27511

Telecopier No.: (919) 465-9102
Attention: Chief Executive Officer

     With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607
Telecopier No.: (919) 781-4865
Attention: Kevin A. Prakke, Esq.

     (b) If to Waves:

Waves Consulting Group, Inc.
101 Clearsky Court
Cary, North Carolina 27513

Telecopier No.: (919) 465-9102
Attention: Chief Executive Officer

Section 10.2. Certain Definitions

     For purposes of this Agreement, the term:

     “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to MRI and Waves (i) each executive officer of either

MRI or Waves, respectively; (ii) each director of either MRI or Waves, respectively; and (iii) each beneficial owner of more than five percent (5%) of MRI Common Stock or Waves Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

     “beneficial owner” (including the terms “beneficial ownership” and “beneficially own”) means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     “Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     “Encumbrance” shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

     “Indebtedness” of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

     “Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

     “Material Adverse Effect” shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, earnings, condition (financial or otherwise), prospects or results of operations of such Person and its Subsidiaries, if any, taken as a whole. By way of illustration and not limitation, the parties acknowledge and agree that the following changes, events or effects shall constitute a Material Adverse Effect for purposes of this Agreement.

     “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act;

     “reasonable efforts” shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts;

     “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise); and

     “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     “Total Merger Shares” shall equal 1,300,000 shares of restricted MRI Common Stock.

Section 10.3. Headings

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4. Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.5. Entire Agreement

     This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.6. Enforcement

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.7. Assignment

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8. Third Party Beneficiaries

     Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Indemnified Persons under Section 7.7.

Section 10.9. Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 10.10. Counterparts

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

“MRI”
MOBILE REACH INTERNATIONAL, INC
By:
Michael J. Hewitt, CEO
“Merger Sub”
MRI ACQUISITION CORP
By:
Michael J. Hewitt, CEO
“Waves”
WAVES CONSULTING GROUP, INC
By:
Paige E. Bendixsen, President
“Shareholders”

Paige E. Bendixsen

Dana L. Bendixsen